EXHIBIT 1

July 30, 2018

IDB DEVELOPMENT CORPORATION LTD.3 Azrieli Center Triangular Tower 44th floor
Tel Aviv 6602301
Israel

Gentlemen,

Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that IDB DEVELOPMENT CORPORATION LTD.(“IDB”) may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or Schedule 13D and any amendments thereto in respect of shares of NOVA MEASURING INSTRUMENTS LTD. purchased, owned or sold from time to time by the undersigned.

IDB is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13D or Schedule 13G or any amendments thereto.

Very truly yours, ____________________________ EDUARDO SERGIO ELSZTAIN

Agreed:

______________________________________________
IDB DEVELOPMENT CORPORATION LTD.Name:
By: /s/ Sholem Lapidot          /s/ Aaron Kaufman
     Name: Sholem Lapidot, Aaron Kaufman
     Title: CEO; VP & General Counsel